EXHIBIT 12

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                                       39-WEEK PERIOD ENDED                        FISCAL YEAR ENDED
                                       ---------------------                 (SATURDAY CLOSEST TO JUNE 30)
                                       APRIL 1,    APRIL 2,    ---------------------------------------------------------
                                         1995        1994        1994        1993        1992        1991        1990
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                     (IN THOUSANDS)
Earnings before income taxes.........  $ 289,722   $ 255,749   $ 367,582   $ 331,977   $ 281,656   $ 250,864   $ 216,086
Add Fixed
  Charges............................     30,566      28,813      37,585      40,319      45,567      52,891      60,653
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
        Total........................    320,288     284,562     405,167     372,296     327,223     303,755     276,739
Fixed Charges:
  Interest
    expense..........................     28,738      27,898      36,272      39,004      43,275      49,082      56,548
  Capitalized interest...............      1,828         915       1,313       1,315       2,292       3,809       4,105
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
        Total........................  $  30,566   $  28,813   $  37,585   $  40,319   $  45,567   $  52,891   $  60,653
Ratio................................      10.5x        9.9x       10.8x        9.2x        7.2x        5.7x        4.6x
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